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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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Tektronix, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 17, 2006

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Tektronix, Inc., which will be held on Thursday, September 21, 2006 at 10:00 a.m. PDT, in Tektronix Building 38, 14200 S.W. Karl Braun Drive, Beaverton, Oregon 97077.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the matters to be acted upon at the meeting. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended May 27, 2006 which has been filed with the SEC.

It is important that your shares be represented and voted at the meeting whether or not you plan to attend. Therefore, we urge you to vote electronically via the Internet or telephone, or sign and date the enclosed proxy and return it in the envelope provided.

We look forward to greeting as many of our shareholders as possible.

Sincerely,

Richard H. Wills
Chairman, President and
Chief Executive Officer

Whether or not you plan to attend the meeting, please vote your shares by telephone, Internet or mail. If you receive more than one proxy card because you own shares that are registered differently, then please vote all of your shares shown on all of your proxy cards following the instructions listed on each of the individual proxy cards. Thank you.

TEKTRONIX, INC.
2006 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Notice of 2006 Annual Meeting
and
Proxy Statement

Notice of Annual Meeting of Shareholders
to be held on September 21, 2006

To the Shareholders of Tektronix, Inc.:

The annual meeting of the shareholders of Tektronix, Inc., an Oregon corporation, will be held on Thursday, September 21, 2006 at 10:00 a.m. PDT, at Tektronix Building 38, 14200 S.W. Karl Braun Drive, Beaverton, Oregon 97077, for the following purposes:

1.	To elect eight directors;

2.	To ratify the selection of Deloitte & Touche LLP, an independent registered public accounting firm, as the Company’s independent auditors for fiscal year 2007; and

3.	To transact such other business as may properly come before the meeting.

The Board of Directors unanimously recommends that you vote for each of the eight director nominees named in the Proxy statement and to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2007.

Only shareholders of record at the close of business on Monday, July 17, 2006 will be entitled to notice of, and to vote at, the annual meeting.

You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, you are urged to vote your shares via the Internet or by telephone at any time. Please follow the instructions on the enclosed proxy card. To vote by mail, please mark, date and sign the proxy card and return it in the postage-paid envelope provided.

BY ORDER OF THE BOARD OF DIRECTORS

James F. Dalton
Senior Vice President, General Counsel
and Secretary

Beaverton, Oregon
August 17, 2006

TEKTRONIX, INC.

PROXY STATEMENT

The annual meeting of shareholders of Tektronix, Inc. (the “Company” or “Tektronix”) will be held Thursday, September 21, 2006, at 10:00 a.m. PDT, at Tektronix Building 38, located at 14200 S.W. Karl Braun Drive, Beaverton, Oregon 97077. The Board of Directors of Tektronix has directed that this background material be supplied to help you decide how to vote on the matters to come before the meeting. The enclosed proxy is being solicited by the Board of Directors of Tektronix. You are invited to use that proxy to vote by mail, electronically via the Internet, or by telephone. Whether or not you expect to attend the meeting, it is important that you vote.

To vote by mail, mark your vote on the enclosed proxy card, then follow the directions on the card. To vote your proxy using the Internet or by telephone, see the instructions on the enclosed proxy card. The proxy committee will vote your shares according to your directions. If you do not mark any selections, your shares will be voted as recommended by the Board of Directors.

We encourage you to vote as soon as possible. The shares represented by the enclosed proxy will be voted if the proxy is properly received by mail, Internet or telephone before the meeting begins. Solicitation of proxies on behalf of the Board of Directors may be made by mail, personal interviews, telephone or facsimile by Tektronix officers and employees. Tektronix has also retained Morrow & Co., Inc. to assist in the solicitation of proxies from shareholders (primarily brokers, banks and other institutional shareholders) for a fee estimated at approximately $6,000 plus certain expenses. The costs of such solicitation will be paid by the Company.

Any person giving a proxy in the form accompanying this proxy statement, or by Internet or telephone, has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so.

Only shareholders of record on July 17, 2006 (the “record date”) will be entitled to vote at the annual meeting. The majority of the Common Shares outstanding on the record date must be present in person or by proxy to have a quorum. As of the close of business on July 17, 2006, the Company had 83,131,753 outstanding Common Shares, each of which is entitled to one vote in all matters to be presented at the annual meeting. This proxy statement and the accompanying proxy were sent to shareholders beginning August 17, 2006.

Participants in the Tektronix 401(k) Plan

Shares of Tektronix common stock held in the Tektronix 401(k) Plan (the “Plan”) are registered in the name of the trustee under the Plan (the “Trustee”). Participants in the Plan are not eligible to vote directly at the annual meeting. However, participants in the Plan are allocated interests in the shares held in the Plan (“Plan Shares”) and may instruct the Trustee how to vote the Plan Shares allocated to their accounts. Participants will receive a separate voting instruction form on which they may indicate their voting instructions. Participants have the power to revoke their voting instructions by properly submitting new voting instructions according to the directions on the voting instruction card at any time on or before 8:59 p.m. PDT (10:59 p.m. CDT, 11:59 p.m. EDT) on Monday, September 18, 2006. Plan Shares not allocated to participants and Plan Shares for which no instructions are received will be voted by the Trustee in its discretion. Additionally, participants under the Plan are designated as “named fiduciaries” under the Employee Retirement Income Security Act of 1974, as amended, for the purpose of voting Plan Shares. By signing the voting instruction card, a participant will be directing the Trustee to vote the Plan Shares allocated to the participant’s account under the Plan in person or by proxy, as designated therein, at the annual meeting.

Proposal 1.	Election of Directors

The Board of Directors Recommends a Vote “FOR” the Election of
Each of the Nominees listed below.

The Board of Directors currently consists of nine members. All directors are elected each year at the annual meeting of shareholders. Tektronix no longer has staggered-term directorships. This is a change from Tektronix practice prior to the 2005 annual meeting, which provided for staggered three-year terms for directors. The term of a director shall expire at the next annual meeting of shareholders after his or her election. Despite the expiration of a director’s term, the director shall continue to serve until the director’s resignation, the director’s successor is elected and qualified, or the number of directors is decreased.

Action will be taken at the 2006 annual meeting to elect eight directors to serve until the 2007 annual meeting of shareholders. The nominees are listed below, together with certain information about each of them. The nominees for election at the 2006 annual meeting are Pauline Lo Alker, A. Gary Ames, Gerry B. Cameron, David N. Campbell, Frank C. Gill, Robin L. Washington, Richard H. Wills, and Cyril J. Yansouni. Pursuant to the Company’s mandatory retirement policy upon attaining age seventy, Gen. Merrill A. McPeak, a director since 1995, will be retiring from the Board of Directors effective as of the date of the annual shareholders meeting. Gen. McPeak has been Chairman of the Audit Committee since 1997. The Board of Directors thanks Gen. McPeak for his valued service to the Company.

Directors are elected by a plurality of the votes cast by the shares entitled to vote if a quorum is present at the annual meeting.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

As part of our continuing efforts to enhance corporate governance procedures, the Tektronix Board of Directors has adopted a new policy regarding director elections. Under the policy, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee will consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a press release to be disseminated in the manner that Company press releases typically are distributed. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating/Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer. However, if each member of the NCGC received a Majority Withheld Vote at the same election, then the independent Directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. If the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

Director Nominees

Pauline Lo Alker, 63, is Chairman, President and CEO of A la Mobile, Inc., a Linux systems platform and open-source solutions provider for mobile phones. Prior to joining A la Mobile, she was Chairman of the Board, Chief Executive Officer and President of Amplify.net, Inc., which specialized in broadband service quality and management solutions, a position she held from June 1998 to May 2004, when she retired. From January 1991 until June 1998, she was President and Chief Executive Officer of Network Peripherals Inc. (high performance networking solutions). Mrs. Alker has served as a director of Tektronix since January 1996.

A. Gary Ames, 61, was President and Chief Executive Officer of MediaOne International, formerly US WEST International (communications), from July 1995 to June 2000, when he retired. Mr. Ames was President and Chief Executive Officer of U S WEST Communications from January 1990 to July 1995. From April 1987 to January 1990, Mr. Ames was President and Chief Executive Officer of Mountain Bell. Mr. Ames has served as a director of Tektronix since 1994. He is also a director of SuperValu Inc., a retail grocer and provider of distribution and related logistics support services to grocery retailers across the United States; iPass Inc., a provider of Enterprise connectivity services; and F-5 Networks, Inc., an application traffic management company.

Gerry B. Cameron, 68, was Chairman of The Regence Group (healthcare plans) from January 2004 to June 2005, when he retired. He was also Chairman of U.S. Bancorp from 1994 to December 1998. He was Chief Executive Officer of U.S. Bancorp from January 1994 until its merger with First Bank System on August 1, 1997. Mr. Cameron’s banking career began in 1956 with U.S. National Bank of Oregon. He managed the Commercial Banking Group and the Northwest Group before being appointed Chairman and Chief Executive Officer of Old National Bank in Spokane, Washington in 1987. In 1988, Mr. Cameron was named President and Chief Operating Officer of U.S. Bank of Washington, which was formed when U.S. Bancorp acquired Old National Bank and Peoples Bank. Mr. Cameron has served as a director of Tektronix since 1997.

David N. Campbell, 64, has been a Managing Director of Innovation Advisors, a strategic advisory firm focused on M&A transactions in the IT software and services industry, since November 2001. He served as President and Chief Executive Officer of Xpedior, a provider of information technology solutions, from September 1999 to November 2000. Prior to that he served as President of the GTE Technology Organization and from July 1995 to September 1999 he served as President of BBN Technologies, a business unit of GTE Corporation. From March 1983 until September 1994 he served as Chairman of the Board and Chief Executive Officer of Computer Task Group, Incorporated. Mr. Campbell has served as a director of Tektronix since 1998. Mr. Campbell is also a director of Gibraltar Industries Corporation, a provider of steel distribution and diversified manufacturing services; MRO Software, Inc., a computer software company; and serves as Executive Director of Hands On Worldwide, a not-for-profit volunteer-based disaster response organization.

Frank C. Gill, 62, is a retired Intel Corporation executive. At the time of his retirement from Intel, he was Executive Vice President and had held a variety of positions in sales, marketing, product development and manufacturing operations during his 23-year career. Mr. Gill has served as a director of Tektronix since March 1999. He is currently a private investor and a director of Logitech International, which designs, manufactures and markets personal peripherals; Pixelworks, Inc., a provider of semiconductors; and other private companies.

Robin L. Washington, 43, is Chief Financial Officer of Hyperion Solutions, an enterprise software company providing business performance management solutions for global enterprises, and has served in that position since January 17, 2006. She served as Senior Vice President and Corporate Controller of PeopleSoft, a provider of enterprise application software, from November 1999 until January 2005. Ms. Washington joined PeopleSoft in 1996 and held many other senior finance positions including Vice President, Corporate Treasurer, and Director, International Finance. Prior to joining PeopleSoft, Ms. Washington spent nine years at Tandem Computers, Inc. in a variety of financial management positions. Previous posts include positions at the Federal Reserve Bank and Deloitte & Touche. Ms. Washington joined the Tektronix Board of Directors in May 2005.

Richard H. (Rick) Wills, 51, is Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Wills joined Tektronix in 1979. From 1991 through 1993, he was Oscilloscope Product Line Director. He held the position of Worldwide Director of Marketing for the Measurement Business Division in 1993 and 1994 and was Vice President and General Manager of the Measurement Division’s Design Service and Test Business Unit from 1995 to 1997. Mr. Wills was President of the Tektronix Americas Operations during the last half of 1997. In December 1997, he was elected President, European Operations, and in 1999 he was elected President of the Company’s Measurement Business. Mr. Wills was elected a director of Tektronix on January 20, 2000, when he was elected President and Chief Executive Officer of the Company. He was elected Chairman of the Board on September 20, 2001.

Cyril J. Yansouni, 64, was a director of PeopleSoft from 1992 to 2004, and Chairman of the Board of Directors of Read-Rite Corporation, a supplier of magnetic recording heads for data storage drives, from March 1991 to June 2003, and Chief Executive Officer from March 1991 to June 2000. From 1988 to 1991 Mr. Yansouni was employed by Unisys Corporation, a manufacturer of computer systems, where he served in various senior management capacities, most recently as an Executive Vice President. From 1986 to 1988, Mr. Yansouni was President of Convergent Technologies, a manufacturer of computer systems that was acquired by Unisys Corporation in December 1988. From 1967 to 1986 he was employed by Hewlett-Packard Company, where he served in a variety of technical and management positions, most recently as Vice President and General Manager of the Personal Computer Group. Mr. Yansouni has served as a director of Tektronix since August 2003. He is also a director of Solectron Corp., an electronics and manufacturing services company.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors Meetings, Committees and Compensation

Meetings

The Board of Directors met eight times during the last fiscal year. Each director attended at least 75% of the aggregate number of the meetings of the Board and committees on which he or she served, except for Mrs. Alker and Mr. Gill, who attended 73% and 67%, respectively, of the aggregate number of the meetings of the Board and committees on which they served.

Committees

The Company currently has standing Audit, Nominating and Corporate Governance, and Organization and Compensation Committees of the Board of Directors. Each committee operates pursuant to a written charter, and the charters are reviewed annually. The charters may be viewed online at www.tektronix.com, and each of these charters is available in print to any shareholder who requests it in writing from the Corporate Secretary’s Office at Tektronix, Inc., 14200 S.W. Karl Braun Drive, P.O. Box 500, MS 55-720, Beaverton, Oregon 97077-0001. The performance of each Committee is reviewed annually. Each Committee may obtain advice and assistance from internal or external legal, accounting and other advisors. The members of the committees are identified in the following table.

Nominating and
		Corporate	Organization &
Name	Audit	Governance	Compensation

Pauline Lo Alker		X	X
A. Gary Ames	X	Chair
Gerry B. Cameron	X		Chair
David N. Campbell	X		X
Frank C. Gill		X	X
Robin L. Washington	Chair	X
Richard H. Wills (no committee assignments)
Cyril J. Yansouni (Lead Director)	X	X

Merrill A. McPeak, who is retiring from the Board of Directors effective as of the annual meeting, was the Chairman of the Audit Committee and a member of the Organization and Compensation Committee.

All committees currently consist entirely of independent directors in accordance with the rules of the New York Stock Exchange and under criteria established by the Board of Directors (See “Corporate Governance Guidelines and Policies” below).

The Audit Committee assists the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions, and is directly responsible for the appointment, compensation and oversight of the independent auditors. During fiscal year 2006, the Audit Committee held eleven meetings. The responsibilities and activities of the Audit Committee are described in more detail in the “Report of the Audit Committee”.

The Nominating and Corporate Governance Committee makes recommendations to the Board regarding (1) Board and committee membership; (2) corporate governance matters, including adoption of, and changes to, the Corporate Governance Guidelines discussed below; and (3) director compensation. The Committee also leads the Board in its annual review of the Board’s and each Committee’s performance. The Nominating and Corporate Governance Committee held three meetings during the last fiscal year. Any shareholder who wishes to recommend a prospective nominee for the Board of Directors for the Nominating and Corporate Governance Committee’s consideration may do so pursuant to the procedure described in the “Corporate Governance Guidelines and Policies” section below.

The Organization and Compensation Committee, which is described in the Organization and Compensation Committee Report on Executive Compensation, held four meetings during the last fiscal year.

Director Compensation

Directors who are not employees of the Company receive an annual payment of $40,000. Any shares issued to non-employee directors as compensation are issued pursuant to the 2001 Non-Employee Directors Compensation Plan. The Chair of the Audit Committee receives an annual payment of $10,000. Each of the other committee Chairs receives an annual payment of $5,000. Non-employee directors receive $1,500 for each meeting of the Board of Directors attended and $1,000 for each committee meeting attended, with the exception of committee meetings held during the time normally scheduled for a Board meeting. Directors who are employees of the Company receive no separate compensation as directors. Directors can elect to receive the annual payment, and meeting attendance and committee chair payments in Common Shares of the Company, rather than dollars.

Directors receive annually, on the day following the shareholders’ annual meeting, fully vested, ten-year options to purchase 7,000 Common Shares, with an option price equal to the closing price on the award date. At that time they also receive a grant of 1,000 shares.

Directors can elect to defer all or part of their non-option compensation for service as directors under the Tektronix, Inc. Deferred Compensation Plan and the Tektronix, Inc. Stock Deferral Plan. Cash amounts credited to the Deferred Compensation Plan earn a rate of return equal to the rate of return on earnings indices selected in advance by the director. Tektronix Common Shares that are deferred will earn a rate of return based upon the performance of Tektronix Common Shares. Deferred amounts will be paid in a single lump-sum payment or in equal annual installment payments for up to 15 years commencing on the first January following the date the director ceases to be a director, or the first January following the date specified by the director. Deferrals must be for a minimum of three years, unless the director ceases to be a director at an earlier date.

Corporate Governance Guidelines and Policies

The Board of Directors has adopted Corporate Governance Guidelines, which are reviewed periodically by the Nominating and Corporate Governance Committee to determine if changes should be recommended to the Board of Directors. The Corporate Governance Guidelines are available online at www.tektronix.com, and are available in print to any shareholder who requests them in writing from the Corporate Secretary’s Office at Tektronix, Inc., 14200 S.W. Karl Braun Drive, P.O. Box 500, MS 55-720, Beaverton, Oregon 97077-0001. Among other matters, the Corporate Governance Guidelines and Company practices and policies include the following:

•	A majority of the members of the Board of Directors shall be independent directors, as defined in the applicable rules of the New York Stock Exchange and as determined by the Board under criteria adopted by the Board. Currently, eight of the nine directors are independent, as defined by these rules. Generally, independence means that the director must be independent of management and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a director. Directors who are employees of the Company or one of its subsidiaries are not independent.

In addition to New York Stock Exchange rules, the Board has adopted the following criteria to determine the independence of directors:

No director will be deemed independent unless the Board affirmatively determines that the director has no material relationship with the Company, directly or as an officer, shareholder or partner of an organization that has a relationship with the Company. The Board will observe all additional criteria for independence established by the New York Stock Exchange or other governing laws and regulations.

The following will not be considered material relationships:

1. Charitable Organizations.  The director or any member of his or her immediate family serves as an executive officer, trustee or director of a charitable or educational organization which receives contributions from the Company in a single fiscal year of less than $100,000 or one percent of that organization’s consolidated gross revenues, whichever is more; or

2. Commercial Relationships.

(i) The director is an executive officer or employee, or an immediate family member of a director of the Company is an executive officer of another company that does business with the Company and the annual sales to, or purchases from, the Company are less than one percent of the annual revenues of the other company, or

(ii) The director or an immediate family member of a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer.

Annually, the Board will review all commercial and charitable relationships of directors to determine whether directors meet the categorical independence tests described above. The Board may determine that a director who has a relationship that exceeds the limits described in paragraph 2(i) (to the extent that any such relationship would not constitute a bar to independence under the New York Stock Exchange listing standards) or paragraph 2(ii) is nonetheless independent. The Company will explain in the next proxy statement the basis for any Board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards set forth above.

The Board has determined that all directors except Mr. Wills (the Chief Executive Officer) are independent directors under the NYSE rules and these criteria.

•	The Board of Directors has adopted a process for identifying and evaluating nominees for director, including suggested director candidates from shareholders, as follows:

1. Board members identify the need to add a new Board member based on specific criteria or to fill a vacancy.

2. The Nominating and Corporate Governance Committee initiates a search, working with staff support and seeking input from Board members and others as necessary, and hiring a search firm, if desired.

3. The Nominating and Corporate Governance Committee considers director candidate suggestions from many sources, including shareholders. Shareholder nominations should be submitted to: Tektronix, Inc., Chairman of the Nominating and Corporate Governance Committee, c/o the Corporate Secretary, 14200 S.W. Karl Braun Drive, P.O. Box 500, MS 55-720, Beaverton, Oregon 97077-0001. The Nominating and Corporate Governance Committee

does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a shareholder.

4. Candidates who satisfy the criteria and otherwise qualify for membership on the Board will be submitted to the Nominating and Corporate Governance Committee for its consideration. The Committee will then determine which candidates should be contacted, and will determine the best means for initiating the contacts. If necessary, the Committee may initiate contacts through a search firm. Such further contacts and interviews with prospective candidates shall be as determined by the Committee.

5. The Nominating and Corporate Governance Committee shall advise the Board of its progress, through committee reports and through informal communications, as necessary.

6. The Nominating and Corporate Governance Committee determines in its discretion whether to recommend a candidate to the Board for consideration as a director nominee.

•	The Board has established criteria for nomination to the Board of Directors. The Board seeks diverse candidates who possess the background, skills and expertise to make a significant contribution to the Board, the Company and its shareholders. General criteria include:

1. Directors should be of the highest ethical character.

2. Directors should have reputations, both personal and professional, that enhance the image and reputation of the Company.

3. Directors should be highly accomplished in their respective fields, with superior credentials and established recognition.

4. When selecting directors, the Board should generally seek active and former executive officers of public companies and leaders of organizations, including scientific, government, educational and other non-profit institutions.

5. Directors should have relevant expertise and experience, and be able to offer advice and guidance to the executive officers.

6. Directors should demonstrate sound business judgment.

7. Directors should work together and with management collaboratively and constructively.

•	In June, 2006, the Board adopted the following policy with respect to the election of Directors: In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the shareholder vote. The Nominating and Corporate Governance Committee (NCGC) shall consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the NCGC’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board will promptly publicly disclose its decision whether to accept the director’s resignation offer. Any director who tenders his or her resignation pursuant to this provision shall not participate in the NCGC recommendation or Board action regarding whether to accept the resignation offer. However, if each member of the NCGC received a Majority Withheld Vote at the same election, then the independent Directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. However, if the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

•	Directors should not be board members of more than six public companies, and members of the Audit Committee should not serve on more than three public company audit committees.

•	A Lead Director will be appointed annually by the Board. The Lead Director shall be independent, and shall preside over executive sessions of the Board, acting as the liaison between the independent directors and the Chairman/CEO. The Lead Director may also serve as the contact person to facilitate communications by the Company’s employees and shareholders directly with the non-management members of the Board. The Lead Director may also periodically help schedule or conduct separate meetings of the independent directors. The currently appointed Lead Director is Cyril J. Yansouni.

•	Directors must resign from the Board at the Board meeting preceding the annual shareholders meeting immediately following their 70th birthday. In 2001 the Board approved 12-year tenure limits for directors, excluding the Chief Executive Officer. For directors, the 12-year tenure limits commenced on May 17, 2001 and service prior to that date is not included.

•	The non-management directors meet on a regularly scheduled basis in executive session without the Chief Executive Officer and other management. The Lead Director presides at these meetings.

•	Members of Board committees are appointed by the Board, upon recommendation by the Nominating and Corporate Governance Committee.

•	The Audit Committee, Nominating and Corporate Governance Committee, and Organization and Compensation Committee consist entirely of independent directors.

•	The Board and each committee have the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting with or obtaining the approval of any officer of the Company.

•	The Board and each committee annually assess their own performance.

•	The Board annually reviews the Company’s strategic long-range plan, business unit initiatives, capital projects and budget matters.

•	The Organization and Compensation Committee periodically reviews with the Chief Executive Officer and reports to the Board regarding succession planning and leadership development.

•	The Board evaluates the performance of the Chief Executive Officer and other senior management personnel at least annually.

•	Incentive compensation plans link pay directly and objectively to measured financial goals set in advance by the Organization and Compensation Committee. Executive officers are expected to acquire Company stock in accordance with established guidelines. See “Organization and Compensation Committee Report on Executive Compensation” for additional information.

•	Directors are encouraged to make significant progress annually toward accumulating, within five years of becoming a director, Common Shares of the Company with a value equal to five times the director’s annual retainer. For the last fiscal year, all directors achieved this ownership goal, except for Mr. Yansouni, who became a director in August 2003, and Ms. Washington, who became a director in May 2005.

•	Directors are expected to regularly attend shareholder meetings. Last year, all members of the Board of Directors attended the annual meeting of shareholders.

•	New directors are oriented to the Company, including familiarizing the director with the Company’s strategic plans, significant facilities, significant financial, accounting and risk management issues, compliance programs, the Business Practices Guidelines, principal officers and internal and independent auditors.

•	Directors are expected to keep current with corporate governance issues through continuing education or other activities. At least once every three years directors will attend a director education program. Reasonable continuing education and travel expenses incurred by Directors will be reimbursed with the approval of the Chair of the Nominating and Corporate Governance Committee.

•	The Company has adopted a code of ethics, known as the Tektronix Business Practices Guidelines, as well as a code of ethics for financial managers (including the Chief Executive Officer, the principal financial officer, the principal accounting officer, and the Controller). Both are available for viewing on the Company’s Corporate Governance Web site at www.tektronix.com, and are available in print to any shareholder who requests them from the Corporate Secretary’s Office at Tektronix, Inc., 14200 S.W. Karl Braun Drive, P.O. Box 500, MS 55-720, Beaverton, Oregon 97077-0001.

•	Shareholders may contact any director, including the Lead Director, by writing to them c/o the Corporate Secretary’s Office at Tektronix, Inc., 14200 S.W. Karl Braun Drive, P.O. Box 500, MS 55-720, Beaverton, Oregon 97077-0001.

•	The Board of Directors has adopted procedures for the receipt, retention and treatment of concerns from Company employees and others regarding accounting, internal accounting controls or auditing matters. Employees may submit concerns anonymously pursuant to the Business Practices Guidelines, located on the Company’s Web site. Others may submit concerns in writing to the Chairman of the Audit Committee, c/o the Corporate Secretary, 14200 S.W. Karl Braun Drive, P.O. Box 500, MS 55-720, Beaverton, OR 97077-0001, or online at www.ethicspoint.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows ownership of the Common Shares of the Company as of the dates indicated by each person who, to the knowledge of the Board of Directors, owned beneficially more than 5% of the Common Shares:

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class

PRIMECAP Management Company(1)	11,314,908	13.57%
225 So. Lake Avenue #400
Pasadena, CA 91101
Franklin Resources, Inc.,(2)	8,037,696	9.80%
Charles B. Johnson, Rupert H. Johnson, Jr.,
Franklin Advisers, Inc.
One Franklin Parkway
San Mateo, CA 94403
Royce & Associates, LLC(3)	4,688,450	5.74%
1414 Avenue of the Americas
New York NY 10019
Wellington Management Company, LLP(4)	4,500,277	5.51%
75 State St.
Boston, MA 02109

(1)	Based on information set forth on a Schedule 13G/A dated February 14, 2006, filed with the SEC by PRIMECAP Management Company. These shares are held with sole voting power as to 1,794,858 shares and sole dispositive power as to 11,314,908 shares.

(2)	Based on information set forth on a Schedule 13G/A dated February 7, 2006, filed with the SEC by Franklin Resources, Inc. These shares are held as follows: Franklin Advisers, Inc. holds sole voting power as to 6,659,620 shares and sole dispositive power as to 6,675,920 shares; Franklin Templeton Portfolio Advisors, Inc. holds sole voting and dispositive power as to 1,072,778 shares; Franklin Templeton Investments Corp. holds 178,700 shares; Franklin Templeton Asset Management Ltd. holds sole voting and dispositive power as to 105,200 shares; and Fiduciary Trust Company International holds sole voting and dispositive power as to 5,098 shares.

(3)	Based on information set forth on a Schedule 13G dated February 1, 2006, filed with the SEC by Royce & Associates, LLC. These shares are held with sole voting and dispositive power as to 4,688,450 shares.

(4)	Based on information set forth on a Schedule 13G dated February 14, 2006, filed with the SEC by Wellington Management Company, LLP. These shares are held with shared voting power as to 3,201,030 shares and shared dispositive power as to 4,500,277 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of Common Shares of the Company by the directors, certain executive officers named in the Summary Compensation Table, and all executive officers and directors as a group as of June 30, 2006:

	Number of		Percent
Name	Shares(1)		of Class

Pauline Lo Alker	59,338		*
A. Gary Ames	83,124		*
Gerry B. Cameron	64,954		*
David N. Campbell	72,663		*
Frank C. Gill	71,324		*
Merrill A. McPeak	57,981		*
Robin L. Washington	11,866		*
Cyril J. Yansouni	33,845		*
Richard H. Wills	799,425	(2)	*
Colin L. Slade	204,377	(3)	*
Richard D. McBee	170,435	(4)	*
James F. Dalton	182,880	(5)	*
Craig L. Overhage	153,548	(3)	*
All current directors and executive officers as a group (15 individuals)	2,069,426		2.48%

*	Less than one percent.

(1)	Unless otherwise indicated, each individual has sole voting and investment power with respect to these shares. Includes Common Shares represented by stock options that are currently exercisable or become exercisable within 60 days, as follows: Mrs. Alker, and Messrs. Ames, Cameron, Campbell and Gill (45,000 shares each); Gen. McPeak (37,500 shares); Ms. Washington (10,000 shares); Mr. Yansouni (30,000 shares); Mr. Wills (695,000 shares), Mr. Slade (162,750 shares), Mr. McBee (135,750 shares), Mr. Dalton (154,850 shares), Mr. Overhage (117,725 shares), and all officers and directors as a group (1,643,575 shares), for which the individual has no voting or investment power.

Includes phantom shares issued under the Company’s Stock Compensation Plan for Non-Employee Directors and credited to a share account pursuant to the Non-Employee Directors’ Stock Deferral Plan as follows: Mrs. Alker (3,453 shares), Mr. Ames (1,204 shares), Mr. Cameron (15,562 shares), Mr. Campbell (22,080 shares), Gen. McPeak (17,844 shares), Ms. Washington (1,311 shares) and Mr. Yansouni (3,453 shares). Shares are held in trust, and the directors have no voting or investment power with respect to these shares.

Includes shares held under the Tektronix 401(k) plan and the Tektronix Stock Fund, an investment option of the Tektronix 401(k) plan, by Mr. Wills (5,168 shares), Mr. Slade (4,537 shares), Mr. McBee (8,782 shares), Mr. Dalton (3,643 shares), and Mr. Overhage (11,887 shares) as to which they have voting but no investment power.

(2)	Includes 10,959 phantom shares credited to a stock account under the Company’s Stock Deferral Plan, for which Mr. Wills has no voting or investment power, and 52,500 restricted shares that are subject to forfeiture to the Company under certain conditions and to which Mr. Wills has voting but no investment power.

(3)	Includes restricted shares that are subject to forfeiture to the Company under certain conditions to which Messrs. Slade (15,000 shares) and Overhage (13,000 shares) have voting but no investment power.

(4)	Includes 3,303 phantom shares credited to a stock account under the Company’s Stock Deferral Plan for which Mr. McBee has no voting or investment power, and 13,000 restricted shares that are subject to forfeiture to the Company under certain conditions and to which Mr. McBee has voting but no investment power.

(5)	Includes 194 phantom shares credited to a stock account under the Company’s Stock Deferral Plan, for which Mr. Dalton has no voting or investment power, and 11,000 restricted shares that are subject to forfeiture to the Company under certain conditions and to which Mr. Dalton has voting but no investment power.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses compensation received by the Company’s Chief Executive Officer and the four most highly paid executive officers (collectively, the “Named Officers”) for services rendered as executive officers for the last three fiscal years.

					Long-Term Compensation Awards
		Annual Compensation			Restricted		Securities
				Other Annual	Stock		Underlying	All Other
	Fiscal	Salary	Bonus	Compensation	Awards		Options	Compensation
Name and Principal Position	Year	($)	($)(1)	($)	($)		(#)(2)	($)(3)

Richard H. Wills	2006	$648,077	$472,900	$0	$595,800	(4)	90,000	$19,977	(6)
Chairman, President,	2005	623,077	972,000		774,250	(5)	100,000	19,377	(6)
and Chief Executive Officer	2004	596,154	1,192,300		481,350	(7)	100,000	19,090	(6)
Richard D. McBee	2006	$313,846	$232,400	$218,219 (8)	$208,530	(9)	30,000	$12,946
Sr. Vice President,	2005	298,846	279,720		174,540	(10)	25,000	12,681
Communications Business	2004	284,231	312,700		128,360	(11)	28,000	12,994
Craig L. Overhage	2006	$313,846	$207,400	$0	$208,530	(9)	30,000	$11,577
Sr. Vice President and General	2005	297,692	232,200		174,540	(10)	25,000	11,538
Manager, Instruments Business	2004	268,462	268,500		128,360	(11)	28,000	10,677
Colin L. Slade	2006	$349,231	$165,600	$0	$208,530	(12)	32,000	$7,766
Sr. Vice President and	2005	339,231	343,980		232,720	(13)	35,000	10,985
Chief Financial Officer	2004	328,846	427,500		320,900	(14)	30,000	12,381
James F. Dalton	2006	$309,308	$112,900	$0	$148,950	(15)	24,000	$12,808
Sr. Vice President,	2005	299,385	233,520		174,540	(10)	25,000	10,105
Corporate Development	2004	278,846	278,800		128,360	(11)	28,000	7,373

(1)	Includes amounts paid or deferred under the Annual Performance Incentive Plan. In addition, Mr. McBee and Mr. Overhage each received performance bonuses in the amount of $95,000 and $70,000, respectively, pursuant to a previously established incentive plan for fiscal years 2006 and 2007 and based upon their having achieved specific objectives. See the Organization and Compensation Committee Report on Executive Compensation.

(2)	Options were granted in the fiscal year indicated. Additional information regarding the options granted during fiscal year 2006 is set forth in the “Stock Option Grants in Last Fiscal Year” table.

(3)	Except as otherwise indicated, represents amounts contributed by the Company under the Company’s 401(k) Plan.

(4)	Represents stock awarded on January 17, 2006 under which Mr. Wills has the right to receive, subject to vesting, 20,000 shares of common stock. The stock award vests 2,500 shares on January 17, 2008, 2,500 shares on January 17, 2009, and 15,000 shares on January 17, 2010. The value set forth above is based on the closing price on the date of grant, January 17, 2006, which was $29.79. As of May 27, 2006, Mr. Wills holds a total of 52,500 shares as to which restrictions have not lapsed, with an aggregate market value of $1,646,400. Dividends are paid on these restricted shares.

(5)	Represents the fair market value of 25,000 restricted shares granted to Mr. Wills on June 23, 2004. The shares vest 50% on June 23, 2008 and 50% on June 23, 2009. The value set forth above is based on the closing price on the date of grant, June 23, 2004, which was $30.97. Dividends are paid on these restricted shares.

(6)	Includes $6,770 supplemental long-term disability plan premium payments for Mr. Wills ($6,790 for 2004).

(7)	Represents the fair market value of 15,000 restricted shares granted to Mr. Wills on January 20, 2004. The shares are subject to three year vesting from the date of grant. The value set forth above was based on the closing price on the date of grant, January 20, 2004, which was $32.09. Dividends are paid on these restricted shares.

(8)	For Mr. McBee, includes reimbursement of household moving expenses in the amount of $39,023; temporary living expenses of $28,853; reimbursement of home sale and purchase closing costs of $127,154;

reimbursement of taxes on non-deductible reimbursements of $12,982; relocation allowance in the amount of $5,000; and other move-related expenses paid by the Company on his behalf in the amount of $5,207.

(9)	Represents stock awarded on January 17, 2006 under which Messrs. McBee and Overhage have the right to receive, subject to vesting, 7,000 shares each of common stock. The stock award vests 100% on January 17, 2009. The value set forth above is based on the closing price on the date of grant, January 17, 2006, which was $29.79. As of May 27, 2006, Messrs. McBee and Overhage hold a total of 13,000 shares each as to which restrictions have not lapsed, with an aggregate market value of $407,680. Dividends are paid on these restricted shares.

(10)	Represents the fair market value of 6,000 restricted shares granted to Messrs. Dalton, McBee, and Overhage on January 18, 2005. The shares are subject to three year vesting from the date of grant. The value set forth above is based on the closing price on the date of grant, January 18, 2005, which was $29.09. Dividends are paid on these restricted shares.

(11)	Represents the fair market value of 4,000 restricted shares granted to Messrs. Dalton, McBee, and Overhage on January 20, 2004. The shares vested 100% on January 20, 2006. The value set forth above is based on the closing price on the date of grant, January 20, 2004, which was $32.09. Dividends are paid on these restricted shares.

(12)	Represents stock awarded on January 17, 2006 under which Mr. Slade has the right to receive, subject to vesting, 7,000 shares of common stock. The stock award vests 100% on January 17, 2009. The value set forth above is based on the closing price on the date of grant, January 17, 2006, which was $29.79. As of May 27, 2006, Mr. Slade holds a total of 15,000 shares as to which restrictions have not lapsed, with an aggregate market value of $470,400. Dividends are paid on these restricted shares.

(13)	Represents the fair market value of 8,000 restricted shares granted to Mr. Slade on January 18, 2005. The shares are subject to three year vesting from the date of grant. The value set forth above is based on the closing price on the date of grant, January 18, 2005, which was $29.09. Dividends are paid on these restricted shares.

(14)	Represents the fair market value of 10,000 restricted shares granted to Mr. Slade on January 20, 2004. The shares were subject to two year vesting from the date of grant. The value set forth above is based on the closing price on the date of grant, January 20, 2004, which was $32.09. Dividends are paid on these restricted shares.

(15)	Represents stock awarded on January 17, 2006 under which Mr. Dalton has the right to receive, subject to vesting, 5,000 shares of common stock. The stock award vests 100% on January 17, 2009. The value set forth above is based on the closing price on the date of grant, January 17, 2006, which was $29.79. As of May 27, 2006, Mr. Dalton holds a total of 11,000 shares as to which restrictions have not lapsed, with an aggregate market value of $344,960. Dividends are paid on these restricted shares.

Stock Option Grants in Last Fiscal Year

The following table provides information on stock options awarded during the last fiscal year to Named Officers under the Company’s stock plans.

	Individual Grants
	Number of	Percent of
	Securities	Total Options	Exercise
	Underlying	Granted to	or Base		Grant Date
	Options	Employees in	Price	Expiration	Present Value
Name	Granted(#)(1)	Fiscal Year	($/Sh)	Date	($)(2)

Richard H. Wills	90,000	11.4%	$29.7900	01/17/16	$872,100
Richard D. McBee	30,000	3.8%	$29.7900	01/17/16	$290,700
Craig L. Overhage	30,000	3.8%	$29.7900	01/17/16	$290,700
Colin L. Slade	32,000	4.1%	$29.7900	01/17/16	$310,080
James F. Dalton	24,000	3.1%	$29.7900	01/17/16	$232,560

(1)	The options were granted on January 17, 2006 at 100% of the fair market value on the date of grant pursuant to the Company’s stock option plans. Each option becomes exercisable to the extent of 25% of the shares in 12-month increments, and the optionee may exercise the option for a period of ten years provided that the optionee has been continuously employed by the Company or one of its subsidiaries. Vesting is also accelerated upon the death or disability of the optionee. During fiscal year 2006, and in an effort to reduce the dilutive effect and cost of equity compensation, stock option grants were reduced in favor of issuing restricted stock. In addition, fewer employees received stock options and restricted stock, and the total number of shares subject to these awards decreased.

(2)	The Company has used a modified Black-Scholes model of option valuation to estimate grant date present value. The actual value realized, if any, may vary significantly from the values estimated by this model. Any future values realized will ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised. The assumptions used to estimate the January 17, 2006 grant date present value were volatility (31.42%), risk-free rate of return (4.2), dividend yield (.82%), and time to exercise (5.07 years).

Restricted Stock Grants in Last Fiscal Year

As noted in the Summary Compensation Table, the Named Officers received restricted stock during the fiscal year as follows:

	Individual Grants
		Percent of
	Number of	Total Restricted	Grant
	Restricted	Shares Granted to	Date
	Shares	Employees in	Value	Grant
Name	Granted(#)	Fiscal Year	($/Sh)	Date

Richard H. Wills	20,000	2.5%	$29.7900	01/17/06
Richard D. McBee	7,000	.9%	$29.7900	01/17/06
Craig L. Overhage	7,000	.9%	$29.7900	01/17/06
Colin L. Slade	7,000	.9%	$29.7900	01/17/06
James F. Dalton	5,000	.6%	$29.7900	01/17/06

The Summary Compensation table describes the vesting of these shares.

Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table indicates (i) stock options exercised by the Named Officers during the last fiscal year and the value realized; (ii) the number of shares subject to exercise (vested) and unexercisable (unvested) stock options as of May 27, 2006; and (iii) the fiscal year-end value of “in-the-money” unexercised options.

			Number of
	Number		Securities Underlying		Value of Unexercised
	of Shares		Unexercised Options		In-the-Money Options
	Acquired	Value	at Fiscal Year-End		at Fiscal Year-End(1)(2)
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard H. Wills	30,000	$433,066	695,000	245,000	$5,802,988	$757,050
Richard D. McBee	12,000	$214,139	135,750	75,250	$898,110	$270,288
Craig L. Overhage	24,025	$371,198	117,725	75,250	$680,434	$270,288
Colin L. Slade	22,000	$309,003	162,750	88,250	$1,157,088	$328,078
James F. Dalton	27,500	$420,171	154,850	69,250	$1,052,629	$260,868

(1)	The unrealized value of in-the-money options at year-end represents the aggregate difference between the market value on May 26, 2006 and the applicable exercise prices. The closing price of the Company’s Common Shares on the last trading day of the fiscal year was $31.36.

(2)	“In-the-money” options are options whose exercise price was less than the market price of Common Shares at May 26, 2006.

Cash Balance Plan

The Tektronix Cash Balance Plan is an integrated, account-based, defined benefit plan funded entirely by the Company. Employees who are officers of the Company participate in the Cash Balance Plan on the same basis as other employees. The Cash Balance Plan was closed to employees hired after July 31, 2004. Employees outside the U.S. are covered under different retirement plans varying from country to country.

The Retirement Equalization Plan is a supplemental plan to the Tektronix Cash Balance Plan to provide covered officers and other covered employees with the total amount of retirement income that they would otherwise receive under the Cash Balance Plan but for legislated ceilings in compliance with certain sections of the Internal Revenue Code which limit retirement benefits payable from qualified plans. The Retirement Equalization Plan was closed effective December 31, 2005. Employee balances under the Retirement Equalization Plan were transferred to the Deferred Compensation Plan on that date.

Under the provisions of the Cash Balance Plan, a cash balance account is established for each participant at plan entry and increased over time with pay and interest credits. Pay credits are equal to 3.5% of eligible pay and are credited to each participant’s cash balance account as of each payroll. The plan is integrated with Social Security and pay credits increase to 7.0% of pay once a participant’s earnings exceed the Social Security wage base for that year. Interest credits are based on one-year Treasury constant maturity rates and are credited to a participant’s cash balance account as of each month end. At termination of employment, a participant (if vested) becomes entitled to receive his or her cash balance account in a single payment or have it converted to a monthly annuity payable for life (or over a joint lifetime with his or her beneficiary). Payment can be delayed until the participant reaches age 65.

Certain special provisions apply for employees who were active participants under the Tektronix Pension Plan as of December 31, 1997. Effective January 1, 1998 (the date the Tektronix Pension Plan was amended to become the Tektronix Cash Balance Plan), an initial cash balance account based on the benefit levels provided under the Tektronix Pension Plan was established for each eligible employee employed on or before December 31, 1997. In addition, pay credits for these employees are 4.5% instead of 3.5%, and pay credits increase to 9.0% of pay once a participant’s earnings exceed the Social Security wage base for that year. A special transition benefit applies for employees age 40 and vested as of December 31, 1997 or employees with 15 or more years of service as of December 31, 1997, regardless of age, and who qualify for early retirement at termination.

Estimated annual benefits payable to each of the Named Officers under the Tektronix Cash Balance Plan (and not including payments from their separate 401(k) or Deferred Compensation Plans) are as follows: Mr. Wills: $18,034.44; Mr. Slade: $11,922.12; Mr. McBee: $5,892.72; Mr. Overhage: $8,869.20; and Mr. Dalton: $8,079.96. This assumes conversion of the balances in the Cash Balance Plan into an annual annuity with the first payment beginning June 1, 2006, payable for life.

Employment and Other Agreements

Each of the Named Officers has an Executive Severance Agreement or similar agreement with the Company pursuant to which the officer would receive severance pay in the event that his employment is terminated by the Company other than for cause, death or disability. Upon such termination, the officer would receive a severance payment generally equal to his annual base salary, benefits under certain of the Company’s incentive plans prorated for the portion of the year during which the officer was a participant and certain outplacement and insurance benefits. Mr. Wills would receive twice his annual base salary and twice his benefits at target under the Annual Performance Incentive Plan (APIP). No benefits are payable under the Executive Severance Agreement if the officer receives severance payments under any other agreement with the Company.

Messrs. Wills, Slade and Dalton each have an employment agreement with the Company pursuant to which, in the event of a tender or exchange offer for more than 25% of the Company’s outstanding stock, the officer has agreed to remain with the Company until such offer has been terminated or abandoned or a change in control of the Company has occurred. Except for this agreement by the officer to remain so employed by the Company, either the Company or the officer may terminate the employment at any time, subject to the Company’s obligation to provide benefits specified in the agreement following a change in control. The agreements continue in effect until December 31 of each year, and are generally automatically renewed on an annual basis. Prior to a change in control, the Company may terminate any of the agreements if there is a change in the officer’s position other than as a result of a promotion. In the event the officer is terminated within 24 months following a change in control, the officer is entitled to a cash severance payment equal to three times his annual base salary based on the salary in effect prior to termination and certain relocation and insurance benefits. Mr. Wills would also receive three times his benefits at target under APIP. However, such amounts will not be payable if termination is due to death, normal retirement or voluntary action of the officer other than for good reason, or by the Company for cause or permanent disability.

ORGANIZATION AND COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

Organization and Compensation Committee

The Organization and Compensation Committee of the Board of Directors (the “Committee”) consists entirely of non-employee independent directors as defined by New York Stock Exchange rules and the Company’s independence guidelines. The Committee’s authority and responsibilities are set forth in a charter adopted by the Board of Directors. The charter is reviewed annually. The Committee approves compensation of executive officers, including the Chief Executive Officer. The Committee is responsible for approving executive compensation programs, including incentive compensation and benefit plans, makes recommendations to the Board of Directors with respect to equity-based plans and oversees the Company’s equity-based programs. The Committee also reviews and assists in the development of an organizational structure and programs that will attract, retain and promote executives to meet the present and future leadership needs of the Company, including succession planning for senior management positions. The Committee’s charter is available for review on the Company’s Web site at www.tektronix.com.

Overall Compensation Philosophy

The Board of Directors and the Committee believe that the Company’s total executive compensation programs should be related to short and long-term corporate performance and improvement in shareholder value. The Company has developed a total compensation philosophy that ties a significant portion of annual executive compensation to achieving pre-established financial results. The overall objectives of these executive compensation programs are to:

•	Attract and retain talented executives;

•	Motivate executives to achieve long-term business strategies while achieving near-term financial targets; and

•	Align executive performance with Tektronix’ goals for delivering shareholder value.

The Company has base pay, annual cash incentive and long-term incentive compensation programs for its executives, as well as retirement plans, including 401(k) and cash balance plans. The Company also has an employee stock purchase plan. Each element of the program serves a somewhat different purpose, but in combination the program enables the Company to support stated compensation policies and to offer compensation that is competitive with compensation offered by technology companies of similar size and complexity. The Committee uses comparative information from three surveys of companies of comparable size in the technology industry for establishing executive compensation goals. During each of the last four fiscal years the Committee has directly engaged an outside compensation and benefits consultant to assist its work on executive compensation.

During fiscal year 2006 the Committee reviewed the Company’s existing executive compensation programs in light of current industry practices and trends. The Committee reviewed, for each executive officer, base salary, annual cash incentives, stock option grants, and restricted stock grants. The Committee compared these compensation components to compensation at companies considered to be comparable to Tektronix. Compensation is more variable for employees with higher levels of responsibility, with the Chief Executive Officer’s compensation subject to the most variation. The Committee made determinations of base salary, annual cash incentives and long-term incentives that it believes are appropriate and reasonable and are appropriately linked to individual and corporate performance.

Base Salaries

Base salaries for executive officers are initially determined by evaluating the responsibilities of the position and the experience of the individual and by reference to the competitive marketplace for corporate executives, including a comparison to base salaries for comparable positions at other similarly sized technology companies. Median levels of base pay provided by comparable companies form the primary reference in determining the salaries of executive officers.

Salary adjustments are determined by evaluating the performance of the Company and each executive officer and also take into account any new responsibilities, as well as salaries for comparable positions at peer companies. The Committee, when appropriate, also considers non-financial performance measures that focus attention on improvement in management processes or attainment of other business objectives.

Annual Cash Incentive Compensation

Annual Performance Incentive and Other Cash Bonus Plans.  Tektronix’ executive officers participate in the Company’s Annual Performance Incentive Plan (APIP), an annual cash incentive compensation plan. Other designated employees also participate in the APIP. Company performance objectives are established at the beginning of the fiscal year. The Company’s performance objectives for the last fiscal year were specified levels of net sales and operating income before income taxes (excluding nonrecurring items at the discretion of the Committee for executive officers or the Chief Executive Officer for other key employees).

The Company’s performance objectives under the APIP for the fiscal year ending May 27, 2006 were specified levels of net sales and operating income before income taxes (excluding nonrecurring items at the discretion of the Committee). For fiscal year 2006 sixty percent of the participant’s award was based on net sales and forty percent on operating income before income taxes. For fiscal year 2007, this has changed to 50% based on net sales, and 50% based on operating income before income taxes. The Committee sets a threshold and a target level for each measure of Company performance, which will determine the cash amount payable under the plan to an executive officer. If Company performance on a measure is below the threshold level, no incentive payment will be made for that measure. The Committee assigned each executive officer a percentage of base pay (targeted amount) used to calculate benefits under the plan, which were 100% of base pay for the chief executive officer and ranged from 50% to 65% of base pay for the other executive officers. Under the plan, an executive officer can receive from 0% to 200% of the applicable targeted amount, depending on the Company’s actual net sales and operating income before income taxes compared to the target levels.

For example, if the Company achieves the target level of each measure, an executive officer receives 100% of that executive officer’s targeted amount. The Committee establishes target incentive opportunities for individual positions based on the responsibilities of the position, the ability of the position to impact financial and corporate goals and a comparison of incentives provided to comparable positions at other similarly sized technology companies, with incentives targeted to provide total annual cash compensation at the median level provided by comparable companies. For fiscal year 2006, the executive officers received 73% of their respective targeted amounts under the APIP.

For fiscal years 2006 and 2007, the Committee also authorized individual bonus incentives for two executive officers, Richard D. McBee, Senior Vice President, Communications Business, and Craig L. Overhage, Senior Vice President, Instruments Business. Each executive will receive a bonus of up to $100,000 each year for fiscal years ending May 27, 2006, and May 26, 2007, upon attainment of performance objectives to be established by the Committee. For Mr. McBee, the performance objectives include attaining specified sales and income levels, completing certain organizational development projects, and achieving specified customer focused goals. For

Mr. Overhage, the performance objectives include meeting specified product development milestones, attaining specified sales levels in new product categories, and achieving market share objectives. The Committee may modify, in its sole discretion, the performance objectives, and will have sole and exclusive authority to determine whether the performance objectives have been met. Based upon the Committee’s evaluation of the performance of these executives with respect to the extent to which they achieved their performance objectives under this bonus incentive, for fiscal year 2006 Mr. McBee received $95,000 and Mr. Overhage received $70,000.

Results Sharing Plan.  Most employees of Tektronix, not including executive officers, commissioned sales people and other participants in the APIP, participate in the Results Sharing Plan. In general, benefits from the Results Sharing Plan are based on consolidated operating income, to the extent that operating income before results sharing and other incentives (excluding nonrecurring items at the discretion of the Chief Executive Officer) exceeds a threshold amount that is determined in advance for each year. Accordingly, the Results Sharing Plan requires employees to produce a predetermined threshold of operating income for the shareholders before receiving any benefits. Payments under this plan are calculated as a percent of base pay, and are made semi-annually.

Long-term Incentive Compensation

To align shareholder and executive officer interests and to create incentives for improving shareholder value, the long-term component of the Company’s executive compensation program uses restricted stock grants and stock option awards. Restricted stock and stock options grants to executive officers have been made from the 2002 and 2005 Stock Incentive Plans. All stock option and restricted grants are from shareholder approved plans. The size of long-term incentive award levels (including awards to the Chief Executive Officer) reflect job responsibilities and are based in part on compensation data from a comparative group of technology companies. Awards are designed to provide compensation opportunities in the range of the median of awards for similar positions in the technology industry. For each executive officer, the Committee determines an appropriate value of long-term incentive compensation and allocates it between stock options and restricted stock. In recognition of increasing concern about the dilutive effect and cost of issuing equity as compensation, and consistent with actions taken by other technology companies, in fiscal year 2006 the Company shifted its equity compensation program to replace a portion of stock option grants with a fewer number of restricted shares. In addition, overall there were fewer recipients of equity compensation. During fiscal year 2006, executive officers received a greater portion of their equity compensation in the form of stock options rather than restricted stock to place additional emphasis on Company performance as a component of their compensation.

Restricted Stock.  Restricted stock awards are annually granted to executive officers and other employees who are key contributors under the Company’s shareholder approved plans. Restricted stock is subject to forfeiture if employment terminates before the stock vests and may not be disposed of by the recipient until certain restrictions established by the Committee lapse. Restricted stock grants to key employees typically vest over four years from the grant date (25% each year). Restricted stock grants to executive officers often begin vesting two years from the grant date.

Stock Options.  Stock options provide rewards to executives and other key contributors upon creation of incremental shareholder value. Stock option awards are made annually to executive officers and are generally awarded at the same time that awards are made to key contributors who are not executive officers. The Company also grants stock options at fair market value to new executive officers as a further inducement to join the Company. Stock options provide incentive for the creation of shareholder value over the long term because the full benefit of the compensation package cannot be realized unless the price of Company Common Shares appreciates over a specified number of years. Options are granted with exercise prices equal to the fair market value of Tektronix Common Shares on the grant date. Options have a ten-year term and typically fully vest over four years from the grant date (25% each year).

Stock Ownership Guidelines

Key executives are encouraged to own stock. The Chief Executive Officer is encouraged to own Tektronix stock equal to five times his annual base salary. Other executive officers are encouraged to own three times their base salary. It is expected that they will make substantial progress towards achieving these ownership levels within five years of election to their positions. Each Named Officer has achieved or exceeded their ownership levels under these guidelines as of the end of fiscal year 2006.

Retirement Plans

The Company makes contributions for eligible employees (including executive officers) under its Cash Balance Plan (see “Cash Balance Plan”) and its 401(k) Plan. Under the 401(k) Plan, eligible employees may elect to have up to 50% of their pay contributed to the plan, subject to certain tax limitations ($14,000 in calendar year 2005 and $15,000 in 2006). The Company makes matching contributions up to 4% and fixed contributions equal to 2% of the participant’s compensation, subject to tax limitations. All fixed contributions by the Company are invested entirely in Common Shares of the Company. All matching contributions are in dollars and may be invested in funds of the employee’s choice, including Common Shares of the Company. Fixed contributions that are made by the Company in Common shares may be diversified by employees by selling the shares and investing in funds of the employee’s choice after the shares have been held two years.

Deferred Compensation Plan

Employees at Senior Manager level and above can generally elect to defer up to 90% of their compensation under the Deferred Compensation Plan. Cash amounts credited to the Deferred Compensation Plan earn a rate of return equal to the rate of return on earnings indices selected in advance by the employee. Deferred amounts will be paid in a lump sum or in annual installments for up to 15 years, as elected by the employee. Senior executives can generally elect to defer up to 90% of their compensation into the Deferred Compensation Plan or the Stock Deferral Plan. Cash amounts credited to the Stock Deferral Plan will earn a rate of return based upon the performance of Tektronix Common Shares, and will be paid in the form of Tektronix stock either in a lump sum or in annual installments for up to 15 years, as elected by the executive. Employees who defer compensation will receive make-up credits in the Deferred Compensation Plan representing the amount of company contributions to the 401(k) Plan and the Cash Balance Plan that the employee may have foregone due to reduction of compensation through deferral. Executive officers will receive a Pension Supplement credit in the Deferred Compensation Plan representing company contributions that would have been received under the Cash Balance Plan had their compensation not been limited by section 401(a)(17) of the IRS Code.

Employee Stock Purchase Plan

All qualifying employees, including executive officers, can participate in the Tektronix, Inc. Employee Stock Purchase Plan. Under this plan, employees can acquire Common Shares of the Company through regular payroll deductions of up to 10% of base pay plus commissions for those employees paid commissions, subject to the limitation that not more than $25,000 in value of stock may be purchased annually. The purchase price of the shares is 85% of the market price as of the date of purchase.

Compensation of the Chief Executive Officer

In June 2005 the Committee set Richard H. Wills’ salary at $650,000. When setting the base salary, the Committee took into account a comparison of base salaries, incentives and perquisites for chief executive officers of peer companies, the Company’s success in meeting its performance objectives, the assessment by the Committee of Mr. Wills’ individual performance and contributions, and current economic conditions. The Committee believes that Mr. Wills’ annual base salary falls in the median range of salaries for similar positions at similar companies. Mr. Wills’ participation in the Annual Performance Incentive Plan (APIP) for the last fiscal year was tied to the Company’s achieving pre-established levels of net sales and operating income before taxes. The Committee believes that Mr. Wills’ targeted APIP level was in the median range of bonus opportunities for similar positions at similar companies. Mr. Wills’ APIP award for fiscal year 2006 was $472,900, which was approximately 73% of his APIP targeted amount. In January 2006, Mr. Wills was granted stock options for 90,000 shares vesting equally over 4 years, and 20,000 restricted shares that vest 12.5% in 2008, 12.5% 2009, and 75% in 2010.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers. The $1,000,000 cap on deductibility will not apply to compensation that qualifies as “performance-based compensation”. Under the regulations, performance-based compensation includes compensation received through the exercise of a non-statutory stock option that meets certain requirements. This option exercise compensation is equal to the excess of the market price at the time of exercise over the option price and, unless limited by Section 162(m), is generally deductible by the Company. It is the Company’s general intention to grant options that meet the requirements of the regulations. The Company believes that compensation paid under its stock incentive plan qualifies as deductible under Section 162(m). Qualifying compensation for deductibility under Section 162(m) is one of many factors the Committee considers in determining executive compensation arrangements. Deductibility will be maintained when it does not conflict with compensation objectives.

Organization and Compensation Committee report submitted by:
Gerry B. Cameron, Chairman
Pauline Lo Alker
David N. Campbell
Frank C. Gill
Merrill A. McPeak

PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return on the Company’s Common Shares with that of the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Information Technology Composite Index over a period of five years commencing on May 31, 2001 and ending on May 31, 2006. The graph assumes $100 invested on May 31, 2001 in Tektronix Common Shares and $100 invested at that time in each of the S&P indexes. The comparison assumes that all dividends are reinvested.

Comparison of Five-Year Cumulative Total Return

Fiscal Years

			S&P
			Info-Tech
Fiscal Year	Tektronix	S&P 500	Composite
2001	100.00	100.00	100.00
2002	82.74	86.15	70.21
2003	86.01	79.21	66.33
2004	129.28	93.72	80.91
2005	93.60	101.44	81.65
2006	129.77	110.21	82.25

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s Common Shares to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange. Executive officers, directors and beneficial owners of more than 10% of the Company’s Common Shares are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons, the Company believes that all filing requirements applicable to its executive officers, directors, and 10% shareholders were complied with on a timely basis during the last fiscal year, with the following exceptions: Mr. Cameron filed one late report of one transaction involving a stock purchase; Messrs. McBee and Overhage filed one late report of one transaction each involving shares surrendered to pay withholding tax on vested restricted stock; and David S. Churchill, a former executive officer, filed one late report of two transactions: shares surrendered to pay withholding tax on vested restricted stock, and the forfeiture of restricted shares as a result of his termination from the Company.

Proposal 2. Ratification of Selection of Independent Registered Public Accounting Firm

The Board of Directors Recommends a Vote “FOR” the Ratification of Selection of
Deloitte & Touche LLP, an Independent Registered Public Accounting Firm, as the
Company’s Independent Auditors for the 2007 Fiscal Year.

INFORMATION CONCERNING AUDITORS

Independent Accountants

The Board of Directors selected the accounting firm of Deloitte & Touche LLP as the Company’s independent accountants for the 2006 fiscal year and for the current 2007 fiscal year. Deloitte & Touche refers to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates. A representative of Deloitte & Touche is expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to questions.

Fees Paid To Deloitte & Touche

All services to be provided by Deloitte & Touche are required to be approved by the Audit Committee in advance. The audit and audit-related services are approved annually. With respect to services for other than audit and audit-related services, at least annually, the independent auditor submits to the Audit Committee, for its approval, anticipated engagements for the ensuing year, either at the time that the Audit Committee reviews and approves the annual audit engagement, or at a time specifically scheduled for reviewing such other services. Quarterly, and in conjunction with the Audit Committee’s regularly scheduled meetings, the independent auditor presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval prior to the next regularly scheduled meeting of the Audit Committee, the auditor must contact the Chairman of the Audit Committee to obtain such approval. The approval will be reported to the Audit Committee at its next regularly scheduled meeting.

The following table shows the fees that the Company paid or accrued for the audit and other services provided by Deloitte & Touche for fiscal years 2005 and 2006 and approved by the Audit Committee in accordance with its policies:

	2005	2006

Audit Fees	$2,266,000	$2,357,000
Audit-Related Fees	165,000	171,000
Tax Fees	159,000	303,000
All Other Fees	0	0

Total	$2,590,000	$2,831,000

Audit Fees.  This category includes fees for services rendered for the audit of the annual financial statements included in Form 10-K, review of the quarterly financial statements included in Form 10-Q, and the audit of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002, Section 404. In addition, amounts include fees for statutory filings and audits, issuance of consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit Related Fees.  This category includes fees for services which include employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultation concerning financial accounting and reporting standards and other attest services.

Tax Fees.  This category includes fees for tax compliance, tax planning and tax advice.

The following report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933 (“Securities Act”), as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not otherwise be deemed filed under such Acts.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in its oversight of the Company’s financial reporting, internal control processes, legal compliance, and independent and internal auditors. Each member of the Committee is an independent director as determined by the Board of Directors, based on the New York Stock Exchange listing rules and the Company’s independence guidelines. Each member of the Committee also satisfies the Securities and Exchange Commission’s additional independence requirement for members of audit committees. In addition, the Board of Directors has determined that Robin L. Washington is an “audit committee financial expert,” as defined by SEC Rules.

The Audit Committee met eleven times during fiscal year 2006. The Committee operates pursuant to a written charter approved by the Board of Directors. The Charter is reviewed annually, and is available for review on the Company’s Web site at www.tektronix.com by following the links to Investors, Corporate Governance, and Committees of the Board. A revised Charter of the Audit Committee was adopted by the Board on March 15, 2006, and is attached to this Proxy Statement as Appendix A.

The Audit Committee, the Board of Directors, management, and the auditors each play a role in maintaining the integrity of the Company’s financial reports and internal control processes.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for establishing and maintaining internal controls and procedures to assure compliance with Generally Accepted Accounting Principles and applicable laws and regulations.

The independent auditors are accountable to the Audit Committee, and are responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America.

The Audit Committee stands at the intersection of management, the auditors, and the Board of Directors. Committee members have the experience and training to understand financial statements, and they remain informed of accounting and auditing developments relevant to the Company. The Committee communicates to management and the auditors its goals and expectations in accordance with its delegated responsibilities, and sets the tone for teamwork and effective communication through a supportive but inquisitive relationship with management and the auditors. Each group meets regularly to ensure that expectations are understood and communications are open.

The Audit Committee fulfills its responsibilities primarily by monitoring the participants and processes involved, and reporting to the Board of Directors. The Audit Committee selects, hires, evaluates and discharges the independent auditors and the internal auditor. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the adequacy of internal controls, and the quality of the Company’s financial reporting. When necessary, the Committee obtains assistance from other outside advisors.

While the Audit Committee does not perform the roles of the independent auditor or management or conduct its own audit, it performs its duties with diligence and appropriate inquiry when reviewing information provided by management and the independent and internal auditors. The Committee will, when necessary, challenge management and the auditors and take appropriate action.

As part of its oversight role, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended May 27, 2006 with management and with representatives of Deloitte & Touche LLP, the Company’s independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. It has also discussed with representatives of Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit

Committees). The Audit Committee received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 (requiring discussions with the Audit Committee regarding the independence of the auditors). The Committee also concluded that Deloitte & Touche’s provision of non-audit services to the Company, as described in the previous section, is compatible with Deloitte & Touche’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year ended May 27, 2006, for filing with the Securities and Exchange Commission.

In addition, the Audit Committee, in consultation with management, the independent auditor and the internal auditors, has reviewed management’s annual report on internal controls over financial reporting, which it made using the criteria set forth by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission in its “Internal Control-Integrated Framework”. The Audit Committee has also reviewed and discussed with Deloitte & Touche LLP its attestation report on management’s assessment of internal control over financial reporting and its audit of and report on the Company’s internal control over financial reporting. The Company published these reports in its Annual Report on Form 10-K for the year ended May 27, 2006.

We are submitting to a vote of our shareholders the matter of ratification of the appointment of our independent auditors for the next fiscal year ending May 26, 2007. This vote is advisory because historically our board of directors (and now the Audit Committee) has the sole responsibility and authority under applicable law (including the Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission rules) to engage and terminate our independent auditors. If shareholders vote in substantial numbers against ratification, this fact will be given serious consideration by the Audit Committee in the selection of auditors for the fiscal year ending May 31, 2008.

Audit Committee report submitted by:
Merrill A. McPeak, Chairman
A. Gary Ames
Gerry B. Cameron
David N. Campbell
Robin L. Washington
Cyril J. Yansouni

OTHER MATTERS

Although the Notice of Annual Meeting of Shareholders provides for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this proxy statement. However, the enclosed proxy gives discretionary authority in the event that any other matters should be presented.

HOUSEHOLDING

We have adopted a procedure approved by the Securities and Exchange Commission (SEC) called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Annual Report and Proxy Statement. This procedure will reduce the Company’s printing costs and postage fees.

Shareholders who participate in householding will continue to receive separate proxy forms. Householding will not affect your dividend check mailings.

Any shareholder who would prefer to have a separate copy of the Proxy Statement and Annual Report delivered to him or her at the shared address for this and future years may elect to do so by calling toll free 800-411-7025 or by writing to Mellon Investor Services LLC, Shareholder Services, P.O. Box 3315, South Hackensack, NJ 07606. A copy of the materials will be sent promptly to the shareholder following receipt of such notice.

Shareholders whose shares of common stock are held partially in registered name and partially by a broker or other nominee may receive duplicate deliveries of the Proxy Statement and Annual Report. Certain brokers and nominees have procedures in place to discontinue duplicate mailings upon a shareholder’s request or upon the shareholder’s implied consent not to receive duplicate mailings following notice from the broker. Shareholders desiring to eliminate such duplicate mailings should contact their broker or nominee for more information.

SHAREHOLDER PROPOSALS

The Company’s bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Secretary at the Company’s principal executive offices. For any shareholder proposal or nomination to be considered at the 2007 annual meeting of shareholders, the shareholder’s notice must be received at the Company’s principal executive office no later than July 3, 2007. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2007 annual meeting of shareholders must be received at the Company’s principal executive office no later than April 19, 2007.

INFORMATION AVAILABLE TO SHAREHOLDERS

The Company’s 2006 Annual Report on Form 10-K is being mailed to shareholders with this proxy statement. The Company’s Annual Report on Form 10-K is also available on its Web site at www.tektronix.com.

BY ORDER OF THE BOARD OF DIRECTORS

James  F. Dalton
Senior Vice President, General Counsel
and Secretary

August 17, 2006

APPENDIX A

Tektronix, Inc.

Charter of the Audit Committee of the Board of Directors

I.	Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in its oversight of (a) the integrity of the Company’s financial statements and reporting, (b) the effectiveness of the Company’s internal control processes, (c) the Company’s compliance with legal and regulatory requirements, (d) the independent auditor’s qualifications and independence, and (e) the performance of the Company’s independent auditors and internal audit function.

The Committee shall prepare an Audit Committee report as required by the Securities and Exchange Commission, to be included in the Company’s annual proxy statement.

The Committee shall provide an avenue of communication among the independent auditor, management, the internal auditing department, and the Board of Directors.

The Committee has the authority, in its discretion, to conduct investigations and retain, at the Company’s expense, special legal, accounting or other consultants or experts to advise the Committee.

The Committee has the responsibility and powers set forth in the Charter delegated to it by the Board. It is the responsibility of the Company’s management and the independent auditors to plan and conduct audits and to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

II.	Membership

The Committee shall be comprised of not less than three members, each of whom shall be independent within the requirements of the Securities and Exchange Commission, and the New York Stock Exchange as interpreted by the Board in its business judgment.

Each Committee member shall be financially literate, and at least one member of the Committee shall have accounting or related financial management expertise.

The Board, on recommendation of the Nominating and Corporate Governance Committee, shall appoint committee members. The Board shall designate one member of the Audit Committee as Audit Committee chair, and upon recommendation of the Audit Committee, the Board shall determine whether a member of the Audit Committee qualifies as an audit committee financial expert within the meaning of applicable Securities and Exchange Commission Rules.

III.	Committee Meetings

The Audit Committee shall meet at least four times annually or more frequently as circumstances dictate. The Committee chair shall prepare or approve an agenda in advance of each meeting. The Committee shall periodically meet privately in separate executive sessions with management, the internal auditor, the independent auditor, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. Minutes of each meeting will be kept.

IV.	Audit Committee Responsibilities and Duties

Financial Reporting and Internal Control

1. The Audit Committee shall meet to review and discuss with management and the independent auditor the Company’s annual audited financial statements and quarterly financial statements, as well as the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Committee shall recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

2. In connection with audits performed by the Company’s independent auditor, the Committee shall obtain from the independent auditor a report addressing all critical accounting policies and practices to be used; all alternative treatments within generally accepted accounting principles related to material items that have been discussed with management, including ramifications of the use of such treatments and the treatment preferred by the independent auditor; and other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

3. The Committee shall resolve any disagreements between the independent auditor and management regarding financial reporting.

4. The Committee shall discuss the type and presentation of information included in earnings press releases, including pro forma or adjusted non-GAAP information, as well as the type of financial information and earnings guidance provided to analysts and rating agencies.

5. Prior to releasing the year-end earnings, the Committee shall discuss the results of the audit with the independent auditor, including matters required to be communicated to audit committees in accordance with Statement of Auditing Standards No. 61 (relating to the auditor’s responsibilities, significant accounting policies, estimates, audit adjustments, quality of reporting, and disagreements with management). The Committee shall review with the independent auditor any audit problems or difficulties and management’s response. The communication may be in writing or oral.

6. In consultation with management, the independent auditor and the internal auditors, the Committee shall (a) review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls, (b) review management’s annual report on internal controls over financial reporting and the auditor’s attestation of the report, and (c) consider the adequacy of the Company’s internal control structure and procedures for financial reporting and any special audit steps adopted in light of material weaknesses or significant deficiencies.

7. The Committee shall review periodically the Company’s policies with respect to risk assessment and risk management. The Committee shall discuss significant accounting and financial risk exposures and the steps management has taken to monitor, control, and report such exposures.

8. The Committee shall review with management the effect of regulatory and accounting initiatives on the financial statements of the Company.

9. The Committee shall review with management and the independent auditor (a) any material financial or non-financial arrangement of the Company that does not appear on the financial statements of the Company; and (b) any transactions or courses of dealing with parties related to the Company, which transactions are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Company’s financial statements.

Independent Auditor

10.  The Committee shall appoint, retain, evaluate, determine the compensation for and oversee the Company’s independent auditor and approve any discharge of the auditor when circumstances warrant. The Company’s independent auditor reports directly to the Audit Committee and is ultimately accountable to the Audit Committee and the Board as a whole. The appointment of the auditor shall be submitted to shareholders for ratification.

11.  The Committee shall ensure the rotation of the audit partners as required by law. The Committee should consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm.

12.  The Committee shall set hiring policies for employees or former employees of the independent auditor.

13.  At least annually, the Committee shall obtain and review a report by the independent auditor describing (a) the firm’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (c) all relationships between the independent auditor and the Company.

14.  The independent auditor shall submit to the Committee the written report concerning auditor independence required by Independence Standards Board Standard No. 1. The Committee shall evaluate the independent auditor’s qualifications, performance and independence. This evaluation should include the review and evaluation of the lead audit partner of the independent auditor. The Committee shall present the Committee’s conclusions with respect to the independent auditor to the Board.

15.  The Committee shall approve in advance (or establish policies and procedures in accordance with applicable regulations) for the engagement of the independent auditor to provide permitted nonaudit services.

16.  The Committee shall regularly review the independent auditor’s audit plan; discuss scope, staffing, locations, reliance upon management and internal audit, and general audit approach.

Internal Audit Function

17.  The Audit Committee shall review the appointment and replacement of the senior internal audit executive.

18.  The Committee shall review and approve the annual work plan and budget for the internal audit function.

19.  The Committee shall supervise the work and performance of the internal audit function. The internal audit function shall regularly report to the Committee the status of the annual work plan, and the Committee may request such additional studies and reports from the internal audit function as the Committee may determine are necessary or advisable.

Legal Compliance and Other Responsibilities

20.  The Committee shall review periodically with the Company’s counsel any legal or regulatory matters that could have a significant impact on the organization’s financial statements.

21.  The Committee shall review periodically the Company’s information systems, environmental, tax and currency matters, and pension plans.

22.  The Committee is responsible for overseeing the Company’s ethics and compliance program. It shall establish and review procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, as well as for confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

The Committee shall regularly meet with the Chief Compliance Officer to review the Company’s ethics and compliance program, from program design to enforcement, including its Code of Business Practices.

23.  The Committee shall review and assess the performance of the Committee and the adequacy of this Charter at least annually. The Committee shall submit the charter to the Board for approval and have the document published in the proxy statement at least every three years in accordance with Securities and Exchange Commission regulations.

24.  The Committee shall regularly report to the Board. The Committee shall review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, or the performance of the internal audit function.

Approved by the Board of Directors March 15, 2006.

PROXY
TEKTRONIX, INC.
Tektronix Building 38, 14200 S.W. Karl Braun Drive, Beaverton, Oregon 97077
Annual Meeting of Shareholders, to be held on September 21, 2006 at 10:00 a.m. PDT
PROXY — SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of Tektronix, Inc. hereby appoints Richard H. Wills, Colin L. Slade and James F. Dalton, and each of them, proxies with full power of substitution, and authorizes them to represent and to vote, on behalf of the undersigned shareholder, all common shares of Tektronix, Inc. that the undersigned is entitled to vote at the annual meeting of shareholders of Tektronix, Inc. to be held on September 21, 2006 at 10:00 a.m. PDT, and any adjournment or adjournments thereof. A majority of the proxies or substitutes present at the meeting may exercise all granted powers in accordance with this proxy with respect to the matters indicated on the reverse.
This Proxy will be voted as directed, but where no direction is given, it will be voted in favor of each matter indicated on the reverse. The proxies may vote in their discretion as to other matters that may come before this meeting.
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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Tektronix, Inc.

			WITHHOLD	FOR ALL
		FOR ALL	ALL	EXCEPT
1.	ELECTION OF DIRECTORS	☐	☐	☐
Nominees:

01 Pauline Lo Alker	05 Frank C. Gill
02 A. Gary Ames	06 Robin L. Washington
03 Gerry B. Cameron	07 Richard H. Wills
04 David N. Campbell	08 Cyril J. Yansouni

To withhold authority to vote for a particular nominee, mark “For All Except” and write the number(s) for the nominee(s) on the line below.

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL
	Ratification of Selection of Deloitte & Touche LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2007.	☐	☐	☐

3.	DISCRETIONARY MATTERS
The Proxies are directed to vote in their discretion upon any other matters properly coming before the meeting or any adjournment or adjournments thereof.

			YES	NO

	Please indicate if you plan to attend this meeting.		☐	☐

Signature	Signature	Date

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Please follow the instructions below to vote by Internet or telephone, or mark, sign (exactly as your name(s) appear above), and date this card and mail it promptly in the postage-paid, return envelope provided. When shares are held jointly, both holders should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

▲ Detach here from proxy voting card ▲
Please Vote by Mailing this Proxy Card in Advance of the Meeting
OR
Vote by Internet or Telephone
24 Hours a Day, 7 Days a Week
Until 8:59 p.m. PDT (10:59 p.m. CDT, 11:59 p.m. EDT) September 20, 2006
Your Internet or telephone vote authorizes named Proxies to vote your shares in the same manner as if you marked, signed and returned your card in the enclosed envelope.

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
http://www.tektronix.com/proxyvote	1-866-540-5760

Use the Internet to transmit your voting instructions and for electronic delivery of information 24 hours a day up until 8:59 p.m. PDT (10:59 p.m. CDT, 11:59 p.m. EDT) Wednesday, September 20, 2006.

Have your proxy card in hand when you access the Web site and then follow the instructions listed to submit your electronic vote. Costs normally associated with electronic access, such as Internet usage and telephone charges, will be your responsibility.
OR	You can use any touch-tone telephone to transmit your voting instructions 24 hours a day up until 8:59 p.m. PDT (10:59 p.m. CDT, 11:59 p.m. EDT) Wednesday, September 20, 2006.

Have your proxy card in hand when you call and then follow the simple directions provided.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope we have provided or return it to Tektronix, Inc., c/o Mellon Investor Services, Proxy Processing, P O Box 1570, Manchester CT 06045-1570.

Your proxy card must arrive on or before Wednesday, September 20, 2006.
NOTE: Please do not return the proxy card if you vote by Internet or telephone.
You can view the Annual Report and Proxy
Statement AND VOTE on the Internet at
http://www.tektronix.com/proxyvote

VOTING INSTRUCTION CARD
TEKTRONIX, INC.
Tektronix Building 38, 14200 S.W. Karl Braun Drive, Beaverton, Oregon 97077
Annual Meeting of Shareholders, to be held on September 21, 2006 at 10:00 a.m. PDT
VOTING INSTRUCTIONS — SOLICITED ON BEHALF OF THE 401(k) PLAN TRUSTEE
The undersigned participant in the Tektronix, Inc. 401(k) Plan (the “Plan”) hereby directs The Northern Trust Company, as Trustee under the Plan (the “Trustee”), with full power of substitution, to vote all common shares of Tektronix, Inc. allocated to the participant’s account under the Plan at the annual meeting of shareholders of Tektronix, Inc. to be held on September 21, 2006 at 10:00 a.m. PDT, and any adjournment or adjournments thereof, in accordance with this instruction card.
The shares subject to this voting instruction will be voted as directed, but in the event the undersigned participant does not properly instruct the Trustee regarding voting the shares in his/her account, the Trustee will vote such shares in its discretion.
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲

Mark Here	☐
for Address
Change or
Comments
PLEASE SEE REVERSE SIDE

Tektronix, Inc.

			WITHHOLD	FOR ALL
		FOR ALL	ALL	EXCEPT
1.	ELECTION OF DIRECTORS	☐	☐	☐
Nominees:

01 Pauline Lo Alker	05 Frank C. Gill
02 A. Gary Ames	06 Robin L. Washington
03 Gerry B. Cameron	07 Richard H. Wills
04 David N. Campbell	08 Cyril J. Yansouni

To withhold authority to vote for a particular nominee, mark “For All Except” and write the number(s) for the nominee(s) on the line below.

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL
	Ratification of Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2007.	☐	☐	☐

3.	DISCRETIONARY MATTERS
The Trustee is directed to vote on any adjournment or adjournments of the meeting.

			YES	NO

	Please indicate if you plan to attend this meeting.		☐	☐

Signature	Signature	Date

THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED. To direct the Trustee to vote, please follow the directions below to give your voting instructions by Internet or telephone, or mark, sign (exactly as your name(s) appear), and date this card and mail it promptly in the postage-paid, return envelope provided.

▲ Detach here from proxy voting card ▲
Please Give Your Voting Instructions by Mailing this Card in Advance of the Meeting
OR
Give your Instructions by Internet or Telephone
24 Hours a Day, 7 Days a Week
Until 8:59 p.m. PDT (10:59 p.m. CDT, 11:59 p.m. EDT) September 18, 2006
Your Internet or telephone voting instructions authorize the 401(k) plan trustee to vote these shares in the same manner as if you marked, signed and returned your card in the enclosed envelope.

Internet	Telephone	Mail
GIVE YOUR INSTRUCTIONS BY INTERNET	GIVE YOUR INSTRUCTIONS BY TELEPHONE	GIVE YOUR INSTRUCTIONS BY MAIL
http://www.tektronix.com/proxyvote	1-866-540-5760

Use the Internet to transmit your voting instructions and for electronic delivery of information 24 hours a day up until 8:59 p.m. PDT (10:59 p.m. CDT, 11:59 p.m. EDT) Monday, September 18, 2006.

Have your card in hand when you access the Web site and then follow the instructions listed to submit your electronic instructions. Costs normally associated with electronic access, such as Internet usage and telephone charges, will be your responsibility.
OR	You can use any touch-tone telephone to transmit your voting instructions 24 hours a day up until 8:59 p.m. PDT (10:59 p.m. CDT, 11:59 p.m. EDT) Monday, September 18, 2006.

Have your card in hand when you call and then follow the simple directions provided.	OR	Mark, sign and date your card and return it in the enclosed postage-paid envelope we have provided or return it to Tektronix, Inc., c/o Mellon Investor Services, Proxy Processing, P.O. Box 1570, Manchester CT 06045-1570.

Your voting instruction must arrive on or before Monday, September 18, 2006.
NOTE: Please do not return the voting instruction card if you vote by Internet or telephone
You can view the Annual Report and Proxy Statement
AND provide voting instructions on the Internet at
http://www.tektronix.com/proxyvote